Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
TiVo, Inc.:

We consent to the use in the registration statement on Form S-3 to be filed on or about October 31, 2002 of our report dated August 16, 2002, with respect to the consolidated balance sheet of TiVo Inc. as of January 31, 2002 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended January 31, 2002, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus supplement. Our report refers to a restatement.

KPMG LLP

Mountain View, California
October 31, 2002